Exhibit 99.2

Reformatted paragraphs—Properties

Dominion Energy has approximately 6,000 miles of electric transmission lines. Portions of Dominion Energy’s transmission lines cross national parks and forests under permits entitling the federal government to use, at specified charges, surplus capacity in the line, if any exists.

Dominion Energy’s and Dominion Delivery’s right-of-way grants from the apparent owners of real estate have been obtained for most electric lines, but underlying titles have not been examined except for transmission lines of 69 Kv or more. Where rights-of-way have not been obtained, they could be acquired from private owners by condemnation, if necessary. Many electric lines are on publicly owned property, where permission to operate can be revoked.